Exhibit 10.4
GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan
Notice of Restricted Stock Award
     You have been granted the following restricted shares of the Class A Common Stock, $.01 par value per share (the “Shares”), of GulfMark Offshore, Inc. (the “Company”):

Name of Recipient:	[Name]

Total Number of Shares:	[Total Shares]

Fair Market Value per Share:	$[Value Per Share]

Total Fair Market Value of Award:	$[Total Value]

Date of Grant:	[Date of Grant]

Transferability:	[For transferable awards insert: The Shares are transferable as provided in the Restricted Stock Agreement.]

[For non-transferable awards insert: The Shares are not transferable until they vest.]

[Vesting Schedule:]	[If the award is subject to a vesting schedule , insert: This award becomes vested as follows:
(i) [33 1/3]% of the Shares subject to this award vest when you complete [12] months of continuous “Service” (as defined in the Plan) from the Date of Grant; (ii) [33 1/3]% of this award becomes vested when you complete [24] months of continuous Service from the Date of Grant; and (iii) the remaining [33 1/3]% of this award becomes vested when you complete [36] months of continuous Service from the Date of Grant.

[Performance Conditions:]	[If the award is intended to be § 162(m) compliant and subject to performance vesting, insert:
This award is subject to the satisfaction of the performance conditions set forth on Exhibit A to this Notice of Restricted Stock Award.]
     By accepting this restricted stock award, you and the Company agree that this award is granted under and governed by the terms and conditions of the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan, as amended (the “Plan”), and the Restricted Stock Agreement between you and the Company, relating to restricted stock awards granted to you pursuant to the Plan, both of which are incorporated herein by reference and made a part of this document.

GulfMark Offshore, Inc.

By:
Name:

Title:

GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan
Restricted Stock Agreement
     This Restricted Stock Agreement (this “Agreement”) is made as of                     , 20___, by between GulfMark Offshore, Inc., a Delaware corporation (the “Company”), and you, the undersigned Recipient.

The Award	This Agreement, together with each Notice of Restricted Stock Award issued to you by the Company, governs each award of restricted stock (referred to herein as the “Award”) granted to you under the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan, as amended (the “Plan”), which is incorporated into this Agreement by reference.

Payment for Shares	No payment is required for the Shares that you are receiving.

Vesting	[If the award subject to installment vesting, insert: The Shares that are the subject of the Award become non-forfeitable in installments, as shown in the Notice of Restricted Stock Award. In addition, the Shares that are the subject of the Award become non-forfeitable in full if [(i)] your Service terminates because of your retirement at or after age 65, total and permanent disability or death[; or (ii) the Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates, and you are subject to an “Involuntary Termination” within [12] months after the Change in Control].]

For purposes of this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

[If (ii) is added above, add the following: For purposes of this Agreement, “Involuntary Termination” means your involuntary discharge by the Company (or the subsidiary of the Company employing you) for reasons other than Cause. You may be terminated for “Cause” if you do any of the following: (i) breach in any material respect any agreement between you and the Company; (ii) fail in any material respect to comply with any of the Company’s written policies or rules; or (iii) fail to perform assigned duties after receiving written notification of such failure from the Company.]

No Shares will vest after your Service has terminated for any other reason.

Shares Restricted	Unvested Shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares
Restricted Stock Agreement – Page 1

without the written consent of the Company, except as provided in this Agreement.

Unless your shares are designated as transferable in the applicable Notice of Restricted Stock Award, and you meet the conditions et forth below, you may not transfer or assign Restricted Shares. For instance, you may not sell Restricted Shares or use them as security for a loan. If you attempt to do any of these things, Restricted Shares will immediately become invalid. You may, however, dispose of Restricted Shares in your will or in any beneficiary designation.

The “Committee” (as defined in the Plan) may, in its sole discretion, allow you to transfer Restricted Shares as a gift to one or more family members. For purposes of this Agreement, “family member” means (i) a spouse, parent, child, stepchild, adoptive relationship, sister, brother or grandchild, (ii) a trust or trusts for the exclusive benefit of any such persons, or (iii) a partnership or limited liability company in which such persons are the only partners or members, as applicable; provided in each case that there may be no consideration for any such transfer (other than, in the case of clause (iii), units in the partnership or membership interests in the limited liability company).

In addition, the Committee may, in its sole discretion, allow you to transfer Restricted Shares to your spouse or former spouse pursuant to a domestic relations order.

If the Committee consents to your transfer of Restricted Shares, both you and the transferee(s) must execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement, before the transfer will be effective.

Forfeiture	If your Service terminates for any reason, then your Restricted Shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that Restricted Shares will immediately revert to the Company. You will receive no payment for Restricted Shares that are forfeited.

The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work	For purposes of the Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. However, your Service terminates when the approved leave ends, unless you immediately return to active work.
Restricted Stock Agreement – Page 2

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Stock Certificates	The Company may issue you certificates for Restricted Shares or it may record the issuance of Restricted Shares to you in the Company’s transfer records. If certificates for Restricted Shares are issued to you, they will have stamped on them a special legend referring to the Plan and the restrictions applicable to such Shares. In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested Shares or record the issuance to you of your vested Shares in the Company’s transfer records.

Voting Rights	You may vote your Shares even before they vest.

Dividend Rights	Any cash dividends paid with respect to your unvested Shares will be accumulated and paid when such Shares vest. [Note: This may provide instead that dividends will be invested in additional restricted shares, which shall be subject to this Agreement.]

Withholding Taxes	You understand that you (and not the Company) are responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Agreement. No Shares will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of the Award or the vesting of the Shares. With the Company’s consent, these arrangements may include (i) withholding shares of Company stock that otherwise would be issued to you when they vest or (ii) surrendering shares that you previously acquired. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.
Restricted Stock Agreement – Page 3

Effect of Dissolution or Reorganization	If the Company is dissolved or liquidated, Restricted Shares will vest and be treated as unrestricted shares for purposes of determining any distribution to the recipient.

If the Company is a party to a merger or other reorganization, each outstanding Award will be subject to the agreement of merger or reorganization. Such an agreement will provide for full vesting of Restricted Shares upon the closing of such merger or reorganization.

No Retention Right	Neither the Award nor this Agreement gives you the right to be retained by the Company or a subsidiary of the Company in any capacity.

Adjustments	In the event of a stock split, a stock dividend, a combination or consolidation or a similar change in Company stock (by reclassification or otherwise), the number of Shares covered by the Award and the Exercise Price per share will be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice of law provisions).

Other Agreements	This Agreement, the Plan and the applicable Notice of Restricted Stock Award issued to you pursuant to the Plan constitute the entire understanding between you and the Company regarding the Award. This Agreement may be amended only by another written agreement between the parties.

By signing below, you agree to all of the terms and conditions described in this Agreement and in the Plan.

You agree that the Company may deliver by email all documents relating to the Plan or the Award (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

You further agree to comply with the Company’s Securities Trading Policy when selling shares of the Company’s Class A Common Stock.
(Remainder of Page Intentionally Left Blank – Signature Page Follows)
Restricted Stock Agreement – Page 4

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first set forth above.

RECIPIENT:
[Name of Recipient] COMPANY:
GulfMark Offshore, Inc.

By:
Name:

Title:

Restricted Stock Agreement – Page 5